PROSPECTUS SUPPLEMENT
(To prospectus dated December 21, 2006)

$5,000,000,000

KfW, Frankfurt/Main, Federal Republic of Germany

Medium-Term Notes
Due Nine Months or More From Date of Issue

     KfW, also known as Kreditanstalt für Wiederaufbau, may from time to time offer Medium-Term Notes (the “notes”).

     Pursuant to the Law Concerning KfW, the notes will benefit from a statutory guarantee of the Federal Republic of Germany. See “Responsibility of the Federal Republic for KfW — Guarantee of the Federal Republic” in the accompanying prospectus for more information about this guarantee.

     We plan to offer and sell notes with various terms, including the following:

•   Stated maturities of 9 months or more from date of issue
•   Redemption and/or repayment provisions, if applicable, whether mandatory or at the option of KfW or the holders of the notes
•   Payments in U.S. dollars or one or more non- U.S. currencies
•   Minimum denominations of $1,000 or integral multiples thereof, or other specified denominations for non-U.S. currencies
•   Book-entry form (through The Depository Trust Company)
•   Interest at fixed or floating rates, or no interest at all
•   Indexed notes
• Amortizing notes	• The floating interest rate may, without limitation, be based on one or more of the following indices plus or minus a spread and/or multiplied by a spread multiplier, if any:
   ° CD rate
   ° CMT rate
   ° Commercial paper rate
   ° Eleventh District Cost of Funds rate
   ° Federal funds rate
   ° LIBOR
   ° Prime rate
   ° Treasury rate
• Interest payments on fixed or floating rate notes on a monthly, quarterly, semi-annual or annual basis

         KfW will make payments with respect to the notes without deduction of withholding taxes, unless otherwise required by law. There will be no “gross-up” provision requiring additional payments to be made in respect of the notes in the event of the imposition of a tax deduction or withholding.

         The notes will be governed by the laws of the Federal Republic of Germany. Any action or other legal proceedings arising out of or in connection with the notes may exclusively be brought in the District Court (Landgericht) in Frankfurt am Main.

         We do not plan to list the notes for trading on a securities exchange. We will specify the final terms for each note, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement. For more details, see “Description of the Notes.”

         We may sell notes to the dealers referred to below as principal for resale at varying or fixed offering prices. We may also sell notes to other dealers or to investors or other purchasers without the assistance of any dealer.

         If we sell other securities referred to in the accompanying prospectus, we may be limited in offering and selling the entire amount of notes referred to in this prospectus supplement.

         Investing in the notes involves certain risks. See “Risk Factors” on page S-3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.	Goldman, Sachs & Co.	Lehman Brothers
Banc of America Securities LLC                                    Morgan Stanley

The date of this prospectus supplement is December 22, 2006.

      This prospectus supplement should be read together with the accompanying prospectus dated December 21, 2006, the relevant pricing supplement and the documents incorporated by reference that contain information regarding KfW, the Federal Republic of Germany, the Federal Republic’s guarantee and other matters including a description of certain terms of the notes. Further information concerning KfW and the notes offered hereby may be found in the registration statement (Registration Statement No. 333-139448) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). See “Where You Can Find More Information” in the accompanying prospectus.

      If the information in this prospectus supplement differs from the information in the accompanying prospectus, you should rely on the information in this prospectus supplement. If the information in this prospectus supplement differs from the information in the relevant pricing supplement, you should rely on the pricing supplement for the final description of a particular issue of notes. The section “Description of the Notes” will apply to a particular issue of notes unless we specify otherwise in the applicable pricing supplement.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. We have not authorized any person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any dealer is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of its date, or with respect to any information incorporated by reference, as of the date of such information.

      References in this prospectus supplement to “we” or “us” are to KfW. References to “euro” or “€” are to the single European currency adopted by certain participating member countries of the European Union, including the Federal Republic of Germany, as of January 1, 1999. References to “U.S. dollars” or “$” are to United States dollars.

RISK FACTORS

      Your investment in the notes involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following risks before deciding whether an investment in the notes is suitable for you. Notes are not an appropriate investment for you if you are unsophisticated with respect to their significant components.

Notes Indexed to Interest Rate, Currency or Other Indices or Formulas May Have Risks Not Associated With a Conventional Debt Security

      If you invest in notes indexed to one or more interest rate, currency or other indices or formulas using one or more of such indices, you will be subject to significant risks not associated with a conventional fixed rate or floating rate debt security. These risks include fluctuation of the particular indices or formulas and the possibility that you will receive a lower, or no, payment of principal, premium or interest and at different times than you expected. We have no control over a number of matters, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the notes contains a multiplier or leverage factor, the effect of any change in the particular index or formula will be magnified. In recent years, values of certain indices and formulas have been volatile and volatility in those and other indices and formulas may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future. The applicable pricing supplement will contain more information on the index associated with a particular note.

Redemption May Adversely Affect Your Return on the Notes

      If your notes are redeemable at our option, we may choose to redeem your notes at times when prevailing interest rates are relatively low. In addition, if your notes are subject to mandatory redemption, we may be required to redeem your notes also at times when prevailing interest rates are relatively low. As a result, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate of your notes being redeemed.

No Trading Market May Develop for Your Notes, and Many Factors May Affect the Trading and Market Value of Your Notes

      Upon issuance, your notes will not have an established trading market. We cannot assure you that a trading market for your notes will ever develop or be maintained if developed. In addition to our creditworthiness and the creditworthiness of our guarantor, many factors affect the trading market for, and trading value of, your notes. These factors include:

•	the method of calculating the principal, premium and interest in respect of payments on your notes;

•	the complexity and volatility of the index or rates in formulas applicable to your notes;

•	the time remaining to the maturity of your notes;

•	the outstanding aggregate principal amount of notes related to your notes;

•	any redemption features of your notes;

•	the amount of other debt securities linked to the index or formula applicable to your notes; and

•	the level, direction and volatility of market interest rates generally.

      There may be few or no buyers when you decide to sell your notes, which may affect the price you receive for your notes or your ability to sell your notes at all. In addition, notes that are designed for specific investment objectives or strategies often experience a more limited trading market and more price volatility than those not so designed. You should not purchase notes unless you understand and know you can bear all of the investment risks involving your notes.

Non-U.S. Currency Notes May be Subject to Exchange Rate and Exchange Control Risks

      If you invest in notes that are denominated and/or payable in a currency other than U.S. dollars (“non-U.S. currency notes”), you will be subject to significant risks not associated with an investment in a debt security denominated and payable in U.S. dollars, including the possibility of material changes in the exchange rate between U.S. dollars and the applicable non-U.S. currency and the imposition or modification of exchange controls by the applicable governments. We have no control over the factors that generally affect these risks, including economic, financial and political events and the supply and demand for the applicable currencies. Moreover, if payments on your non-U.S. currency notes are determined by reference to a formula containing a multiplier or leverage factor, the effect of any change in the exchange rates between the applicable currencies will be magnified. In recent years, exchange rates between certain currencies have been highly volatile and volatility between these currencies or with other currencies may be expected in the future. Fluctuations between currencies in the past are not necessarily indicative, however, of fluctuations that may occur in the future. Depreciation of your payment currency would result in a decrease in the U.S. dollar equivalent yield of your non-U.S. currency notes, in the U.S. dollar equivalent value of the principal and any premium payable at maturity or any earlier redemption or repayment of your non-U.S. currency notes and, generally, in the U.S. dollar equivalent market value of your non-U.S. currency notes.

      Governmental exchange controls could affect exchange rates and the availability of the payment currency for your non-U.S. currency notes on a required payment date. Even if there are no exchange controls, it is possible that even if you elect payment in a non-U.S. currency, your payment currency will not be available on a required payment date for circumstances beyond our control. In these cases, we will be allowed to satisfy our obligations in respect of your non-U.S. currency notes in U.S. dollars.

Our Credit Ratings May Not Reflect All Risks of an Investment in the Notes

      The credit ratings for our notes or the credit ratings for securities of the Federal Republic of Germany, our guarantor, may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, your notes. In addition, real or anticipated changes in our credit ratings or the credit ratings of our guarantor will generally affect any trading market for, or trading value of, your notes.

DESCRIPTION OF THE NOTES

      The following description is a summary of certain provisions of the notes and the fiscal agency agreement referred to below. This description does not purport to be complete and is qualified in its entirety by reference to the actual terms and conditions of the notes and the fiscal agency agreement. Copies of these documents will be filed with the SEC and are also available at the offices of the fiscal agent. Capitalized terms used but not defined in this prospectus supplement have the meanings given to them in the accompanying prospectus, the terms and conditions of the notes, or the fiscal agency agreement, as the case may be. The following description of notes will apply to each note offered hereby unless otherwise specified in the applicable pricing supplement.

General

      The notes will be unsecured and unsubordinated obligations of KfW. The notes will benefit from a statutory guarantee of the Federal Republic of Germany. For more information on the guarantee, see “Responsibility of the Federal Republic for KfW — Guarantee of the Federal Republic” in the accompanying prospectus.

      Deutsche Bank Trust Company Americas will act as our fiscal agent in connection with the notes in accordance with the terms of a fiscal agency agreement dated as of January 4, 2006. Deutsche Bank Aktiengesellschaft will act as our exchange rate agent and calculation agent unless otherwise specified in the applicable pricing supplement.

      We intend to offer the notes on a continuous basis. The notes will mature on any day at least nine months from the date of issue, as we may agree with the dealers, and the notes may be subject to redemption or repayment prior to their stated maturity date as described under “— Redemption” and “— Repayment” below.

      The fiscal agency agreement does not limit the aggregate amount of notes that we may issue thereunder. We have currently authorized the issuance of up to $5,000,000,000 (or its equivalent in non-U.S. dollar currencies) aggregate initial offering price of notes. We may from time to time update or increase such amount to permit the issuance of further notes. We may from time to time, without your consent, issue further notes having the same terms and conditions as your notes in all respects (or in all respects except for the issue date, interest commencement date and/or issue price) so as to form a single issuance with the previously issued notes.

      We may at any time purchase notes in the open market or otherwise at any price. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the fiscal agent for cancellation.

      We will make all payments in respect of the notes without deduction or withholding of taxes or other duties, unless such deduction or withholding is required by law. In the event of such deduction or withholding, we are not required to pay any additional amounts in respect of the notes.

      The notes may be denominated in U.S. dollars or one or more non-U.S. currencies, as we may specify in the applicable pricing supplement. The currency in which a note is denominated is referred to as the “specified currency” with respect to the particular note. See “Special Notice Relating to Non-U.S. Currency Notes” for more information on non-U.S. currency notes. The minimum denominations of U.S. dollar notes will be $1,000 and integral multiples of $1,000, while the minimum denominations of notes in non-U.S. currencies will be specified in the applicable pricing supplement.

      Interest rates that we offer on the notes may differ depending upon, among other factors, the aggregate principal amount of notes purchased in any single transaction. Notes with different variable terms other than interest rates may also be offered concurrently to different investors. We may change interest rates or formulas and other terms of notes from time to time, but no change of terms will affect any note we have previously issued or as to which we have accepted an offer to purchase.

      We will issue each note as a book-entry note represented by one or more fully-registered global certificates. The global certificates are registered in the name of Cede & Co., as nominee of The Depositary Trust Company (“DTC”). For more information on the book-entry system, see “Book-Entry Notes.” Global certificates may not be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to DTC or another nominee of DTC, or by DTC or any such nominee to a successor depositary or a nominee of such successor depositary. Any transfer will be effective only if registered upon the books maintained for that purpose by the registrar. Global certificates will not be exchangeable for definitive certificates representing individual notes unless DTC is unable or unwilling to continue providing its services and a successor securities depositary is not obtained.

      The notes will be governed by, and construed in accordance with, the laws of the Federal Republic of Germany without regard to conflicts of law principles. Any disposition of the notes, including transfers and pledges of notes executed between DTC participants and between DTC and DTC participants, will be governed by the laws of the State of New York.

Types of Notes

      We may issue the following types of notes:

Fixed Rate Notes

      A note of this type will bear interest at a fixed rate described in the applicable pricing supplement. This type includes zero coupon notes, which bear no interest but are instead repaid at a price increased by an amortizing yield.

Floating Rate Notes

      A note of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. The various interest rate formulas and those other features are described below in “Interest — Floating Rate Notes.” If your note is a floating rate note, the formula and any adjustments that apply to the interest rate will be specified in the applicable pricing supplement.

Indexed Notes

      “Indexed notes” are notes with the amount of principal, premium and/or interest payable in respect thereof to be determined with reference to the price or prices of specified commodities or stocks, to the exchange rate of one or more designated currencies relative to an indexed currency or to other items, in each case as specified in the applicable pricing supplement. In certain cases, holders of indexed notes may receive a principal payment on the maturity date that is greater or less than the initial principal amount of such indexed notes depending upon the relative value on the maturity date of the specified indexed item. Information as to the method for determining the amount of principal, premium, if any, and/or interest, if any, payable in respect of indexed notes, certain historical information with respect to the specified indexed item and any material tax considerations associated with an investment in indexed notes will be specified in the applicable pricing supplement. See also “Risk Factors — Notes Indexed to Interest Rate, Currency or Other Indices or Formulas May Have Risks Not Associated With a Conventional Debt Security.”

Amortizing Notes

      “Amortizing notes” are notes with the amount of principal thereof and interest thereon payable in installments over their terms. Unless otherwise specified in the applicable pricing supplement, interest on each amortizing note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to amortizing notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of amortizing notes will be specified in the applicable pricing supplement, including a table setting forth repayment information for such amortizing notes.

Business Day

      Unless otherwise determined in the applicable pricing supplement, a “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York (also referred to as a “New York business day”); provided, however, that:

(i)	with respect to notes with a specified currency that is euros, the day must also be a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (“TARGET”) System is open;

(ii)	with respect to notes with a specified currency other than U.S. dollars or euros, the day must also not be a day on which commercial banks are authorized or required by law, regulation or executive order to close in the principal financial center (as defined below) of the country issuing the specified currency;

(iii)	with respect to notes as to which LIBOR is an applicable interest rate basis, the day must also be a London banking day (as defined below).

      For purposes of the foregoing:

“London banking day” means a day on which commercial banks are open for business (including dealings in the LIBOR currency (as defined in “— Interest — Floating Rate Notes — Interest Calculation — Determination of Rates — LIBOR”) below) in London; and

“Principal financial center” means, as applicable: the capital city of the country issuing the specified currency; or the capital city of the country to which the LIBOR currency relates; provided, however, that with respect to United States dollars, Australian dollars, Canadian dollars, euros, South African rand and Swiss francs, the “principal financial center” shall be The City of New York, Sydney, Toronto, London (solely in the case of the LIBOR currency), Johannesburg and Zurich, respectively.

      A “Frankfurt business day” is any day other than a Saturday, Sunday, legal holiday in Frankfurt am Main, or a day on which commercial banks are authorized or required by law, regulation, or executive order to close in Frankfurt am Main.

Interest

      This subsection describes the different kinds of interest rates that may apply to your note, if it bears interest.

Fixed Rate Notes

      Each note bears interest from the interest commencement date specified in the applicable pricing supplement at the interest rate per annum specified in the applicable pricing supplement until the principal thereof is paid.

      Interest will accrue from and including the interest commencement date specified in the applicable pricing supplement, or if interest has already been paid on the note, from the last interest payment date. Interest will accrue until but excluding the applicable interest payment date, the maturity date specified in the applicable pricing supplement, or any other day on which the notes become due for redemption or repayment. If it is necessary to compute interest for a period other than a full calendar year, interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

      We will make the first interest payment on the first interest payment date specified in the applicable pricing supplement.

      We will pay interest in arrears on each interest payment date and on the maturity date or on any other day on which the notes become due for redemption or repayment. If any interest payment date or the maturity date of a fixed rate note falls on a day that is not a business day, we will make the required payment of principal, premium, if any, and/or interest on the next succeeding business day, and no additional interest will accrue in respect of the payment made on that next succeeding business day.

      If we fail to redeem any note on its due date, interest on the note will accrue beyond the due date until actual redemption of the note at the default rate of interest established by law. Under German law, the default rate is five percentage points above the base rate of interest announced by the German Federal Bank immediately after

January 1 and July 1 in each year. For example, in July 2006, the German Federal Bank announced a base rate of 1.95% per annum, making the default rate at that time 6.95%. However, no additional interest will accrue if later payment is made in accordance with the above provisions regarding payments due on a day other than a business day.

Floating Rate Notes

      Each floating rate note will bear interest from the interest commencement date and according to the interest rate formula specified in the applicable pricing supplement until the principal thereof is paid. The interest on floating rate notes will never be less than zero. The initial interest rate will be the interest rate for the period from the interest commencement date to the first interest reset date designated in the applicable pricing supplement. Commencing on the first interest reset date, the interest rate will be reset as of each interest reset date.

      All notes are regular floating rate notes unless they are designated as floating rate/fixed rate notes, fixed rate/floating rate notes, as inverse floating rate notes or otherwise designated in the applicable pricing supplement. If a note is a regular floating rate note, the interest rate is any applicable interest rate basis plus or minus any applicable spread and/or multiplied by any applicable spread multiplier. If a note is a floating rate/fixed rate note, the interest rate is the applicable interest rate basis plus or minus any applicable spread and/or multiplied by any applicable spread multiplier; provided, however, that the interest rate commencing on the fixed rate commencement date will be the fixed interest rate designated in the applicable pricing supplement (or, if not so specified, the interest rate in effect on the day immediately preceding the fixed rate commencement date). If the note is a fixed rate/floating rate note, the interest rate is the fixed interest rate designated in the applicable pricing supplement; provided, however, that the interest rate commencing on the floating rate commencement date will be the interest rate basis plus or minus any applicable spread and/or multiplied by any applicable spread multiplier designated in the applicable pricing supplement. If a note is an inverse floating rate note, the interest rate is the fixed interest rate minus the interest rate basis plus or minus any applicable spread and/or multiplied by any applicable spread multiplier.

      Interest will accrue from and including the interest commencement date, if no interest has yet been paid, or the immediately preceding interest payment date on which interest was paid. Interest will accrue until but excluding the applicable interest payment date or the maturity date (or any other day on which the notes become due for redemption or repayment).

      We will pay interest in arrears on each interest payment date and on the maturity date or on any other day on which the notes become due for redemption or repayment. We will make the first interest payment on the first interest payment date specified in the applicable pricing supplement.

      If we fail to redeem any note on its due date, interest on the note will accrue beyond the due date until actual redemption of the note at the default rate of interest established by law as described above (see “— Interest — Fixed Rate Notes”). However, no additional interest will accrue if later payment is made in accordance with the provisions regarding payments due on a day other than a business day (see “— Interest Payment Dates” below).

Interest Reset Dates

      The interest rate on the floating rate notes will be reset on the dates provided in the applicable pricing supplement (the “interest reset dates”), and the period from and including the most recent interest reset date, to but excluding the next subsequent interest reset date, will be the “interest reset period.” Unless otherwise designated in the applicable pricing supplement, the interest reset dates will be in the case of notes that reset:

•	daily — each business day;

•	weekly — the Wednesday of each week; provided, however, that the applicable interest rate basis is the Treasury rate (except as otherwise provided with regard to the Treasury rate in “Treasury rate” below) the Tuesday of each week;

•	monthly — the third Wednesday of each month; provided, however, that the interest rate basis is the Eleventh District Cost of Funds rate, the first calendar day of each month;

•	quarterly — the third Wednesday of each March, June, September and December;

•	semi-annually — the third Wednesday of each of the two months in each year specified in the applicable pricing supplement; and

•	annually — the third Wednesday of the month in each year specified in the applicable pricing supplement;

provided, however, that for floating rate/fixed rate notes, the interest rate will not reset after the designated fixed rate commencement date.

      If any interest reset date would otherwise be a day that is not a business day, the particular interest reset date will be postponed to the next succeeding day that is a business day (and the interest rate in effect immediately prior to the postponed interest reset date will remain in effect to but excluding such business day). However, if LIBOR is an applicable interest rate basis and the next succeeding business day falls in the next succeeding calendar month, that particular interest reset date will be the immediately preceding business day.

Interest Determination Dates

      The interest rate for an interest reset period will be determined as of the particular “interest determination date,” which will be:

•	for the commercial paper rate, the Federal funds rate and the Prime rate, the business day immediately preceding the related interest reset date;

•	for the CD rate and the CMT rate, the second business day preceding the related interest reset date;

•	for the Eleventh District Cost of Funds rate, the last working day of the month immediately preceding the related interest reset date on which the Federal Home Loan Bank of San Francisco publishes the index (as defined in “Eleventh District Cost of Funds Rate” below);

•	for LIBOR, the second London banking day (as defined in “Business Day” above) preceding the related interest reset date; and

•	for the Treasury rate, the day in the week in which the related interest reset date falls on which day Treasury bills (as defined in “Treasury Rate” below) are normally auctioned (i.e., Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the related interest reset date, the interest determination date will be the preceding Friday.

      If the interest rate of a note is determined with reference to two or more interest rate bases, the interest determination date pertaining to such note will be the latest business day on which each interest rate basis is determinable that is at least two business days before the related interest reset date for the applicable note.

Maximum and Minimum Interest Rates

      A floating rate note may also be subject to a “maximum interest rate” (a specified upper limit that the actual interest rate in effect at any time may not exceed) and/or a “minimum interest rate” (a specified lower limit that the actual interest rate in effect at any time may not fall below). Any such maximum or minimum rates will be specified in the applicable pricing supplement.

Interest Payment Dates

      “Interest payment dates” are the dates upon which interest on the floating rate notes is payable, and the maturity date (or any other day on which the notes become due for redemption or repayment). Unless otherwise designated in the applicable pricing supplement, the interest payment dates will be, in the case of floating rate notes that reset:

•	daily, weekly or monthly — the third Wednesday of each month or the third Wednesday of March, June, September and December of each year, as designated in the applicable pricing supplement;

•	quarterly — the third Wednesday of March, June, September and December of each year;

•	semi-annually — the third Wednesday of the two months of each year designated in the applicable pricing supplement; and

•	annually — the third Wednesday of the month of each year specified in the applicable pricing supplement.

      If any interest payment date other than the maturity date for any floating rate note would otherwise be a day that is not a business day, that interest payment date will be postponed to the next succeeding business day (and interest will accrue at the rate in effect immediately prior to the postponed interest payment date to but excluding the postponed interest payment date), except that, in the case of a floating rate note as to which LIBOR is an applicable interest rate basis and that business day falls in the next succeeding calendar month, the particular interest payment date will be the immediately preceding business day (and interest will accrue at the interest rate then in effect only to but excluding such preceding business day).

      If the maturity date (or any other day on which the notes become due for redemption or repayment) of a floating rate note falls on a day that is not a business day, we will make the required payment of principal, premium, if any, and interest on the next succeeding business day, and no additional interest will accrue in respect of the payment made on that next succeeding business day.

Interest Calculation

      The calculation agent will determine the interest rate applicable to each interest reset period on or prior to the interest calculation date (as defined below), except with respect to LIBOR and the Eleventh District Cost of Funds rate, which will be determined on the particular interest determination date. Upon request of a holder, the calculation agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective with respect to the particular note for the next interest reset period.

      The “interest calculation date” if applicable, pertaining to any interest reset period will be the earlier of (i) the tenth calendar day after the particular interest determination date for the particular interest reset period or, if such day is not a business day, the next succeeding business day; and (ii) the third Frankfurt business day immediately preceding the applicable interest payment date or the maturity date, as the case may be.

      With respect to each note, accrued interest is calculated by multiplying the principal amount of the note by an accrued interest factor. Unless specified otherwise, the accrued interest factor is computed by adding the interest factors calculated for each day in the particular interest period for which accrued interest is being calculated. The interest factor for each day will be computed by dividing the interest rate applicable to such day:

•	by 360, in the case of notes as to which the CD rate, the commercial paper rate, the Eleventh District Cost of Funds rate, the Federal funds rate, LIBOR, or the Prime rate is an applicable interest rate basis; or

•	by the actual number of days in the year, in the case of notes as to which the CMT rate or the Treasury rate is an applicable interest rate basis.

      The interest factor for notes as to which the interest rate is calculated with reference to two or more interest rate bases will be calculated in each period in the same manner as if only the applicable interest rate basis designated in the applicable pricing supplement applied.

      All percentages resulting from any calculation on notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths (0.000005) of a percentage point rounded upwards. For example, 4.876545% (or ..04876545) would be rounded to 4.87655% (or .0487655). All amounts used in or resulting from any calculation of interest payable on the notes will be rounded, in the case of U.S. dollars, to the nearest cent or, in the case of a non-U.S. currency, to the nearest unit (with one-half cent or unit being rounded upwards).

      Determination of Rates. The calculation agent will determine the rate derived from each interest rate basis in accordance with the following provisions.

      CD Rate. The “CD rate” means:

(1)	the rate on the particular interest determination date for negotiable U.S. dollar certificates of deposit having the index maturity designated in the applicable pricing supplement as published in H.15(519) (as defined below) under the caption “CDs (secondary market)”; or

(2)	if the rate referred to in clause (1) above is not so published by 3:00 P.M., New York City time, on the related interest calculation date, the rate on the particular interest determination date for negotiable U.S. dollar certificates of deposit of the particular index maturity as published in H.15 Daily Update (as defined below), or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “CDs (secondary market)”; or

(3)	if the rate referred to in clause (2) above is not so published by 3:00 P.M., New York City time, on the related interest calculation date, the rate on the particular interest determination date calculated by the calculation agent as the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on that interest determination date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York (which may include the fiscal, exchange rate or calculation agents or their affiliates) selected by the calculation agent for negotiable U.S. dollar certificates of deposit of major U.S. money market banks for negotiable U.S. certificates of deposit with a remaining maturity closest to the particular index maturity in an amount that is, in the judgment of the calculation agent, representative for a single transaction in that market at that time; or

(4)	if the dealers so selected by the calculation agent are not quoting as mentioned in clause (3) above, the CD rate in effect on the particular interest determination date.

      “H.15(519)” means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

      “H.15 Daily Update” means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/H15/update, or any successor site or publication.

      CMT Rate. The “CMT rate” means:

(1)	if CMT Moneyline Telerate Page 7051 is designated in the applicable pricing supplement:

(a)	the percentage equal to the yield for United States Treasury securities at “constant maturity” having the index maturity specified in the applicable pricing supplement as published in H.15 (519) under the caption “Treasury Constant Maturities,” as the yield is displayed on Moneyline Telerate (or any successor service) on page 7051 (or any other page as may replace the specified page on that service) (“Moneyline Telerate Page 7051”), for the particular interest determination date; or

(b)	if the rate referred to in clause (1)(a) above does not so appear on Moneyline Telerate Page 7051, the percentage equal to the yield for United States Treasury securities at “constant maturity” having the particular index maturity and for the particular interest determination date as published in H.15(519) under the caption “Treasury Constant Maturities”; or

(c)	if the rate referred to in clause (1)(b) above does not so appear in H.15(519), the rate on the particular interest determination date for the period of the particular index maturity as may then be published by either the Federal Reserve System Board of Governors or the United States

Department of the Treasury that the calculation agent determines to be comparable to the rate which would otherwise have been published in H.15(519); or

(d)	if the rates referred to in clauses (1)(a) through(1)(c) above do not so appear, the rate as described in clause (3) below.

(2)	if CMT Moneyline Telerate Page 7052 is designated in the applicable pricing supplement:

(a)	the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the index maturity specified in the applicable pricing supplement as published in H.15(519) opposite the caption “Treasury Constant Maturities,” as the yield is displayed on Moneyline Telerate (or any successor service) on page 7052 (or any other page as may replace the specified page on that service) (“Moneyline Telerate Page 7052”), for the week or month, as applicable, ending immediately preceding the week or month, as applicable, in which the particular interest determination date falls; or

(b)	if the rate referred to in clause (2)(a) above does not so appear on Moneyline Telerate Page 7052, the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the particular index maturity and for the week or month, as applicable, preceding the particular interest determination date as published in H.15(519) opposite the caption “Treasury Constant Maturities”; or

(c)	if the rate referred to in clause (2)(b) above does not so appear in H.15(519), the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the particular index maturity as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ending immediately preceding the week or month, as applicable, in which the particular interest determination date falls; or

(d)	if the rate referred to in clauses (2)(a) through (2)(c) above does not so appear, the rate as described in clause (3) below.

(3)	if either the Moneyline Telerate Page 7051 or the Moneyline Telerate Page 7052 is designated in the applicable pricing supplement and

(a)	if the rates referred to in clause (1)(c) or (2)(c) above (as appropriate) are not so published, the rate on the particular interest determination date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on that interest determination date of three leading primary United States government securities dealers in The City of New York (which may include the fiscal, exchange rate or calculation agents or their affiliates) (each, a “reference dealer”), selected by the calculation agent from five reference dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the particular index maturity, a remaining term to maturity no more than one year shorter than that index maturity and in a principal amount that is, in the judgment of the calculation agent, representative for a single transaction in the securities in that market at that time; or

(b)	if fewer than five but more than two of secondary market bid prices referred to in clause (3)(a) above are provided as requested, the rate on the particular interest determination date calculated by the calculation agent based on the arithmetic mean of the secondary market bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated; or

(c)	if fewer than three secondary market bid prices referred to in clause (3)(a) above are provided as requested, the rate on the particular interest determination date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on that interest determination date of three reference dealers selected by the calculation agent from five reference dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the particular index maturity, a remaining term to maturity closest to that index maturity and in a principal amount that is, in the judgment of the calculation agent, representative for a single transaction in the securities in that market at that time; or

(d)	if fewer than five but more than two secondary market bid prices referred to in clause (3)(c) above are provided as requested, the rate on the particular interest determination date calculated by the calculation agent based on the arithmetic mean of the secondary market bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated; or

(e)	if fewer than three secondary market bid prices referred to in clause (3)(d) are provided as requested, the CMT rate in effect on the particular interest determination date.

      If two United States Treasury securities with an original maturity greater than the index maturity specified in the applicable pricing supplement have remaining terms to maturity equally close to the particular index maturity, the quotes for the United States Treasury security with the shorter original remaining term to maturity will be used.

      Commercial Paper Rate. “Commercial paper rate” means:

(1)	the money market yield (as defined below) on the particular interest determination date of the rate for commercial paper having the index maturity specified in the applicable pricing supplement as published in H.15(519) under the caption “Commercial Paper-Nonfinancial”; or

(2)	if the rate referred to in clause (1) above is not so published by 3:00 P.M., New York City time, on the related interest calculation date, the money market yield of the rate on the particular interest determination date for commercial paper having the particular index maturity as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Commercial Paper-Nonfinancial”; or

(3)	if the rate referred to in clause (2) above is not so published by 3:00 P.M., New York City time, on the related interest calculation date, the rate on the particular interest determination date calculated by the calculation agent as the money market yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on that interest determination date of three leading dealers of U.S. dollar commercial paper in The City of New York (which may include the fiscal, exchange rate or calculation agents or their affiliates) selected by the calculation agent for commercial paper having the particular index maturity placed for industrial issuers whose bond rating is “Aa,” or the equivalent, from a nationally recognized statistical rating organization; or

(4)	if the dealers so selected by the calculation agent are not quoting as mentioned in clause (3) above, the commercial paper rate in effect on the particular interest determination date.

      “Money market yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

money market yield	=	D × 360 360 - (D × M)	×	100

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal and “M” refers to the actual number of days in the applicable interest reset period.

      Eleventh District Cost of Funds Rate. “Eleventh District Cost of Funds rate” means:

(1)	the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which the particular interest determination date falls as set forth under the caption “11th District” on the display on Moneyline Telerate (or any successor service) on page 7058 (or any other page as may replace the specified page on that service) (“Moneyline Telerate Page 7058”) as of 11:00 A.M., San Francisco time, on that interest determination date; or

(2)	if the rate referred to in clause (1) above does not so appear on Moneyline Telerate Page 7058, the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the “index”) by the Federal Home Loan Bank of San Francisco as the cost of funds for the calendar month immediately preceding that interest determination date; or

(3)	if the Federal Home Loan Bank of San Francisco fails to announce the index on or prior to the particular interest determination date for the calendar month immediately preceding that interest determination date, the Eleventh District Cost of Funds rate in effect on the particular interest determination date.

      Federal Funds Rate. “Federal funds rate” means:

(1)	the rate with respect to the particular interest determination date for U.S. dollar federal funds as published in H.15(519) under the caption “Federal Funds (Effective)” and displayed on Moneyline Telerate (or any successor service) on page 120 (or any other page as may replace the specified page on that service) (“Moneyline Telerate Page 120”); or

(2)	if the rate referred to in clause (1) above does not so appear on Moneyline Telerate Page 120 or is not so published by 3:00 P.M., New York City time, on the related interest calculation date, the rate with respect to the particular interest determination date for U.S. dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”; or

(3)	if the rate referred to in clause (2) above is not so published by 3:00 P.M., New York City time, on the related interest calculation date, the rate with respect to the particular interest determination date calculated by the calculation agent as the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in The City of New York (which may include the fiscal, exchange rate or calculation agents or their affiliates), selected by the calculation agent prior to 9:00 A.M., New York City time, on the business day following that interest determination date; or

(4)	if the brokers so selected by the calculation agent are not quoting as mentioned in clause (3) above, the Federal funds rate in effect on the particular interest determination date.

      LIBOR. “LIBOR” means:

(1)	if “LIBOR Moneyline Telerate” is designated in the applicable pricing supplement or if neither “LIBOR Reuters” nor “LIBOR Moneyline Telerate” is designated in the applicable pricing supplement as the method for calculating LIBOR, the rate for deposits in the LIBOR currency (as defined below) having the index maturity designated in the applicable pricing supplement, commencing on the related interest reset date, that appears on the LIBOR page (as defined below) as of 11:00 A.M., London time, on the particular interest determination date; or

(2)	if “LIBOR Reuters” is designated in the applicable pricing supplement, the arithmetic mean of the offered rates, calculated by the calculation agent, or the offered rate, if the LIBOR page by its terms provides only for a single rate, for deposits in the LIBOR currency having the particular index maturity, commencing on the related interest reset date, that appear or appears, as the case may be, on the LIBOR page as of 11:00 A.M., London time, on the particular interest determination date; or

(3)	if fewer than two offered rates appear, or no rate appears, as the case may be, on the particular interest determination date on the LIBOR page as specified in clause (1) or (2) above, as applicable, the rate calculated by the calculation agent of at least two offered quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks (which may include the fiscal, exchange rate or calculation agents or their affiliates), in the London interbank market to provide the calculation agent with its offered quotation for deposits in the LIBOR currency for the period of the particular index maturity, commencing on the related interest reset date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that interest determination date and in a principal amount that is, in the judgment of the calculation agent, representative for a single transaction in the LIBOR currency in that market at that time; or

(4)	if fewer than two offered quotations referred to in clause (3) above are provided as requested, the rate calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable principal financial center (as defined in “Business Day” above), on the particular interest determination date by three major banks (which may include the fiscal, exchange rate or calculation agents or their affiliates), in that principal financial center selected by the calculation agent for loans in the LIBOR currency to leading European banks, having the particular index maturity and in a principal amount that is, in the judgment of the calculation agent, representative for a single transaction in the LIBOR currency in that market at that time; or

(5)	if the banks so selected by the calculation agent are not quoting as mentioned in clause (4) above, LIBOR in effect on the particular interest determination date.

      “LIBOR currency” means the currency designated in the applicable pricing supplement as to which LIBOR will be calculated or, if no currency is specified in the applicable pricing supplement, U.S. dollars.

      “LIBOR page” means either:

(a)	if “LIBOR Reuters” is specified in the applicable pricing supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) on the page designated in the applicable pricing supplement (or any other page as may replace that page on that service) for the purpose of displaying the London interbank rates of major banks for the LIBOR currency; or

(b)	if “LIBOR Moneyline Telerate” is specified in the applicable pricing supplement or neither “LIBOR Reuters” nor “LIBOR Moneyline Telerate” is designated in the applicable pricing supplement as the method for calculating LIBOR, the display on Moneyline Telerate (or any successor service) on the page designated in the applicable pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the LIBOR currency.

      Prime Rate. “Prime rate” means:

(1)	the rate on the particular interest determination date as published in H.15(519) under the caption “Bank Prime Loan”; or

(2)	if the rate referred to in clause (1) above is not so published by 3:00 P.M., New York City time, on the related interest calculation date, the rate on the particular interest determination date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Bank Prime Loan”; or

(3)	if the rate referred to in clause (2) above is not so published by 3:00 P.M., New York City time, on the related interest calculation date, the rate on the particular interest determination date calculated by the calculation agent as the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 page (as defined below) as the applicable bank’s prime rate or base lending rate as of 11:00 A.M., New York City time, on that interest determination date; or

(4)	if fewer than four rates referred to in clause (3) above are so published by 3:00 P.M., New York City time, on the related interest calculation date, the rate on the particular interest determination date calculated by the calculation agent as the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on that interest determination date by three major banks (which may include the fiscal, exchange rate or calculation agents or their affiliates) in The City of New York selected by the calculation agent; or

(5)	if the banks so selected by the calculation agent are not quoting as mentioned in clause (4) above, the Prime rate in effect on the particular interest determination date.

      “Reuters Screen US PRIME 1 page” means the display on the Reuter Monitor Money Rates Service (or any successor service) on the “US PRIME 1” page (or any other page as may replace that page on that service) for the purpose of displaying prime rates or base lending rates of major United States banks.

      Treasury Rate. “Treasury rate” means:

(1)	the rate from the auction held on the particular interest determination date (the “auction”) of direct obligations of the United States (“Treasury bills”) having the index maturity designated in the applicable pricing supplement under the caption “INVESTMENT RATE” on the display on Moneyline Telerate (or any successor service) on page 56 (or any other page as may replace that page on that service) (“Moneyline Telerate Page 56”) or page 57 (or any other page as may replace that page on that service) (“Moneyline Telerate Page 57”); or

(2)	if the rate referred to in clause (1) above is not so published by 3:00 P.M., New York City time, on the related interest calculation date, the bond equivalent yield (as defined below) of the rate for the applicable Treasury bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/ Treasury Bills/ Auction High”; or

(3)	if the rate referred to in clause (2) above is not so published by 3:00 P.M., New York City time, on the related interest calculation date, the bond equivalent yield of the auction rate of the applicable Treasury bills as announced by the United States Department of the Treasury; or

(4)	if the rate referred to in clause (3) above is not so announced by the United States Department of the Treasury, or if the auction is not held, the bond equivalent yield of the rate on the particular interest determination date of the applicable Treasury bills as published in H.15(519) under the caption “U.S. Government Securities/ Treasury Bills/ Secondary Market”; or

(5)	if the rate referred to in clause (4) above is not so published by 3:00 P.M., New York City time, on the related interest calculation date, the rate on the particular interest determination date of the applicable Treasury bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/ Treasury Bills/ Secondary Market”; or

(6)	if the rate referred to in clause (5) above is not so published by 3:00 P.M., New York City time, on the related interest calculation date, the rate on the particular interest determination date calculated by the calculation agent as the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on that interest determination date, of three primary United States government securities dealers (which may include the fiscal, exchange rate or calculation agents or their affiliates) selected by the calculation agent, for the issue of Treasury bills with a remaining maturity closest to the index maturity designated in the applicable pricing supplement; or

(7)	if the dealers so selected by the calculation agent are not quoting as mentioned in clause (6) above, the Treasury rate in effect on the particular interest determination date.

      “Bond equivalent yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

bond equivalent yield =	D × N 360 - (D × M)	× 100

where “D” refers to the applicable per annum rate for Treasury bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest reset period.

Redemption

      We may only redeem the notes before the maturity date if a redemption date or a redemption commencement date is designated in the applicable pricing supplement.

      If a redemption date is specified in the applicable pricing supplement, and unless the applicable pricing supplement states otherwise, we may redeem the notes on the redemption date, in whole or in part, in any amount equal to the authorized denomination (or an integral multiple thereof) specified in the applicable pricing supplement (provided that any remaining principal amount thereof is at least equal to the applicable authorized denomination), at the redemption price together with interest accrued thereon to but excluding the redemption date. We must give notice in compliance with the minimum redemption notice period specified in the applicable pricing supplement to DTC in writing for communication by DTC and its participants to the holders.

      If a redemption commencement date is specified in the applicable pricing supplement, and unless otherwise designated in the applicable pricing supplement, we may redeem the notes any time after the redemption commencement date, in whole or in part in, in any amount equal to the authorized denomination (or an integral multiple thereof) specified in the applicable pricing supplement (provided that any remaining principal amount thereof is at least equal to the applicable authorized denomination), at the redemption price together with interest accrued thereon to but excluding the redemption date. Unless otherwise designated in the applicable pricing supplement, we must give notice of such redemption of not less than 30 and not more than 60 calendar days by informing DTC in writing for communication by DTC and its participants to the holders.

      The notes will not be subject to, or entitled to the benefit of, any sinking fund.

Repayment

      You may not request repayment of the notes before the maturity date unless one or more repayment dates are designated in the applicable pricing supplement. If a repayment date is so specified, and unless otherwise designated in the applicable pricing supplement, you may request (in the manner described below) repayment of any note, in whole or in part, in any amount equal to the authorized denomination (or an integral multiple thereof) specified in the applicable pricing supplement (provided that any remaining principal amount thereof is at least equal an authorized denomination), at the repayment price specified in the applicable pricing supplement together with interest accrued thereon to but excluding the repayment date.

      In order to exercise such repayment option, you must instruct DTC or its participants in a timely manner as required by the DTC procedures applicable from time to time. If so instructed, DTC will cause the registered holder to request such repayment of the fiscal agent on behalf of the holder in compliance with the minimum repayment notice period designated in the applicable pricing supplement. All instructions given to the fiscal agent relating to the option to elect repayment are irrevocable. See “Book-Entry Notes.”

      We are only obliged to repay notes for which a holder has exercised its repayment option against transfer of such holder’s ownership interest in the relevant notes to the fiscal agent.

Other Provisions

      Any provisions with respect to the notes, including the specification and determination of one or more interest rate bases, the calculation of the interest rate applicable to a floating rate note, the interest payment dates, the maturity date, any redemption or repayment provisions or any other term relating thereto, may be modified and/or supplemented as specified in the applicable pricing supplement.

Discount Notes

      We may from time to time offer notes (“discount notes”) that have an issue price (as specified in the applicable pricing supplement) that is less than 100% of the principal amount thereof (i.e. par) by more than a percentage equal to the product of 0.25% and the number of full years to the maturity date. Discount notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the issue price of a discount note and par is referred to as the “discount.” In the event of redemption, repayment or acceleration of maturity of a discount note, the amount payable to the holder of a discount note will be equal to the sum of:

•	the issue price (increased by any accruals of discount) and, in the event of any redemption of the applicable discount note, if applicable, multiplied by the initial redemption percentage (as adjusted by the annual redemption percentage reduction, if applicable); and

•	any unpaid interest accrued on the discount notes to the date of the redemption, repayment or acceleration of maturity, as the case may be.

      For purposes of determining the amount of discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a discount note, a discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the initial period (as defined below), corresponds to the shortest period between interest payment dates for the applicable discount note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to the discount note and an assumption that the maturity of a discount note will not be accelerated. If the period from the date of issue to the first interest payment date for a discount note (the “initial period”) is shorter than the compounding period for the discount note, a proportionate amount of the yield for an entire compounding period will be accrued. If the initial period is longer than the compounding period, then the period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), certain discount notes may not be treated as having original issue discount within the meaning of the Code, and notes other than discount notes may be treated as issued with original issue discount for federal income tax purposes. See “United States Taxation — United States Holders — Original Issue Discount” in the accompanying prospectus.

Payments

Currency of Payment

      We will make all payments on the notes in U.S. dollars unless the specified currency is a non-U.S. currency and you elect to receive payments in such specified currency (as described below).

Manner of Payment

      We will make payments of all amounts payable on the notes through the fiscal agent to DTC by wire transfer of immediately available funds. These funds will be distributed through the relevant DTC participants to the holders of the notes as of the record date. The “record date” will be the fifteenth calendar day immediately preceding the relevant payment date.

      If you elect payment in a non-U.S. currency, the fiscal agent will make payments directly to the currency account as specified by you in accordance with the procedures of DTC and the relevant DTC participant.

Payments on Non-U.S. Currency Notes

      Any holder may elect to receive payment of principal and interest with respect to the notes in the specified non-U.S. currency by causing DTC, through the relevant DTC participant, to notify the fiscal agent by the time specified below of (i) such holder’s election to receive all or a portion of such payment in the specified non-U.S. currency and (ii) wire transfer instructions to a specified non-U.S. currency account (the “specified currency account”). Such election in respect of any payment will be made by the holder at the time and in the manner required by the DTC procedures applicable from time to time and will, in accordance with such procedures, be irrevocable. The fiscal agent must receive DTC’s notification of such election, wire transfer instructions, and the amount payable in the specified currency prior to 5:00 P.M., New York City time, on the fifth New York business day following the relevant record date in the case of interest and prior to 5:00 P.M., New York City time, on the eighth New York business day prior to the payment date for the payment of principal.

      Absent such election, the exchange rate agent will convert the aggregate amount payable in U.S. dollars (the “conversion amount”) into U.S. dollars. All costs of any such conversion will be deducted from such payments. Any such conversion will be based on the bid quotation of the exchange rate agent, at or prior to 11:00 A.M., New York City time, on the second conversion business day (as defined below) preceding the relevant payment date, for the purchase by the exchange rate agent of the conversion amount with U.S. dollars for settlement on such payment date. “Conversion business day” means a day which is a New York business day and a Frankfurt business day (as defined in “Business Day” above). If such bid quotation is not available, the exchange rate agent will obtain a bid quotation from a leading foreign exchange bank in The City of New York selected by the exchange rate agent for such purpose. If no bid quotation from a leading foreign exchange bank is available, payment of the conversion amount will be made in the specified currency to the account or accounts specified by DTC to the fiscal agent. Until such account or accounts are so specified, the funds still held by the fiscal agent will bear interest at the rate of interest quoted by the fiscal agent for deposits with it on an overnight basis, to the extent that the fiscal agent is reasonably able to reinvest such funds.

Availability of Specified Currency

      If we determine that any amount payable on a relevant payment date in a specified currency other than U.S. dollars is not available to us in freely negotiable and convertible funds for reasons beyond our control or that such specified currency (or any successor currency to it provided for by law) is no longer used for the settlement of international financial transactions, we may fulfill our payment obligations by making such payment in U.S. dollars on, or as soon as reasonably practicable after, the respective payment date on the basis of the applicable exchange rate. No further interest or any other payment will be due as a result thereof. The applicable exchange rate for a specified currency other than U.S. dollars is (1) if available, the noon dollar buying rate in The City of New York for cable transfers for the specified currency on the second business day prior to the particular payment date as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York or, (2) if such rate is not available, the foreign exchange rate for the specified currency as determined by us in our equitable discretion.

SPECIAL NOTICE RELATING TO NON-U.S. CURRENCY NOTES

      Unless otherwise specified in the applicable pricing supplement, non-U.S. currency notes will not be sold in, or to residents of, the country issuing the specified currency. The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents and, with respect to non-U.S. currency notes, is by necessity incomplete. We and the dealers disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, and premium, if any, and interest, if any, on, their non-U.S. currency notes. These purchasers should consult their own financial and legal advisors with regard to these risks. See “Risk Factors — Non-U.S. Currency Notes May Be Subject to Exchange Rate and Exchange Control Risks.”

BOOK-ENTRY NOTES

      The following is based on information furnished by DTC:

      DTC will act as securities depository for the book-entry notes. The book-entry notes will be issued as fully registered securities registered in the name of Cede & Co. (as DTC’s partnership nominee). One fully registered global certificate will be issued for each issue of book-entry notes, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500,000,000, one global certificate will be issued with respect to each $500,000,000 of principal amount and an additional global certificate will be issued with respect to any remaining principal amount of such issue.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (“participants”) deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC (“direct participants”) include securities brokers and dealers (including the dealers), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). The rules applicable to DTC and its participants are on file with the SEC.

      Purchases of book-entry notes under DTC’s system must be made by or through direct participants, which will receive a credit for such book-entry notes on DTC’s records. The ownership interest of each actual purchaser of each book-entry note represented by a global certificate (“beneficial owner”) is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owner entered into the transaction. Transfers of ownership interests in a global certificate representing book-entry notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of a global certificate representing book-entry notes will not receive certificated notes representing their ownership interests therein, except in the event that use of the book-entry system for such book-entry notes is discontinued.

      To facilitate subsequent transfers, all global certificates representing book-entry notes which are deposited with, or on behalf of, DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of global certificates with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global certificates representing the book-entry notes; DTC’s records reflect only the identity of the direct participants to whose accounts such book-entry notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. will consent or vote with respect to the global certificates representing the book-entry notes. Under its usual procedures, DTC mails an omnibus proxy to a company as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the book-entry notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

      Principal, premium, if any, and/or interest, if any, payments on the global certificate or certificates representing the book-entry notes will be made in immediately available funds to DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the fiscal agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of us and the fiscal agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

      If applicable, redemption notices will be sent to DTC. If less than all of the book-entry notes of like tenor and terms are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

      A beneficial owner must give notice of any option to elect to have its book-entry notes repaid by us, through its participant, to the fiscal agent, and must effect delivery of such book-entry notes by causing the direct participant to transfer the participant’s interest in the global certificate or certificates representing such book-entry notes, on DTC’s records, to the fiscal agent. The requirement for physical delivery of book-entry notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global certificate or certificates representing such book-entry notes are transferred by direct participants on DTC’s records.

      DTC may discontinue providing its services as securities depository with respect to the book-entry notes at any time by giving reasonable notice to us or the fiscal agent. Under such circumstances, in the event that a successor securities depository is not obtained, certificated notes are required to be printed and delivered.

      We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificated notes will be printed and delivered.

      The information in this section concerning DTC and DTC’s system has been obtained from sources that we believe to be reliable, but neither we nor any dealer takes any responsibility for the accuracy thereof.

PLAN OF DISTRIBUTION

      We intend to offer the notes on a continuing basis for sale to or through Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Lehman Brothers Inc., Banc of America Securities LLC and Morgan Stanley & Co. Incorporated, and we may also sell notes to or through other dealers (together, the “dealers”). We may also offer the notes to investors or other purchasers without the assistance of any dealer. The dealers, individually or in a syndicate, may purchase notes, as principal, from us from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable dealer or, if so specified in the applicable pricing supplement, for resale at a fixed offering price.

      Unless otherwise specified in the applicable pricing supplement, any note sold to a dealer as principal will be purchased by that dealer at a price equal to 100% of the principal amount thereof less a discount. The dealers may engage the services of any broker or dealer in connection with the resale of the notes purchased by them and may allow all or any portion of the discount received from KfW in connection with such purchases to such brokers or dealers.

      We reserve the right to withdraw, cancel or modify any offer made without notice and may reject offers in whole or in part (whether placed directly by us or through a dealer).

      Unless otherwise specified in the applicable pricing supplement, you will be required to pay the purchase price of your notes in immediately available funds in the specified currency in The City of New York on the date of settlement.

      Upon issuance, the notes will not have an established trading market. The notes will not be listed on any securities exchange. The dealers may from time to time purchase and sell notes in the secondary market, but the dealers are not obligated to do so and there can be no assurance that a secondary market for the notes will develop or that there will be liquidity in the secondary market if one develops. From time to time, the dealers may make a market in the notes, but the dealers are not obligated to do so and may discontinue any market-making activity at any time.

      In connection with an offering of notes purchased by one or more dealers as principal on a fixed offering price basis, the applicable dealers will be permitted to engage in certain transactions that stabilize the price of notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of notes. If those dealers create a short position in notes, i.e., if they sell notes in an amount exceeding the amount referred to in the applicable pricing supplement, they may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of notes to be higher than it might be in the absence of these types of purchases.

      Neither we nor any dealer makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of notes. In addition, neither we nor any dealer makes any representation that the dealers will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

      The dealers may be deemed to be “underwriters” within the meaning of the Securities Act. We have agreed to indemnify the dealers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the dealers may be required to make in respect thereof.

      In the ordinary course of business, the dealers and their affiliates have engaged, and may in the future engage, in investment and commercial banking transactions with us and certain of our affiliates.

      From time to time, we may sell other securities referred to in the accompanying prospectus.

KfW, Frankfurt/Main, Federal Republic of Germany

$5,000,000,000

Medium-Term Notes

Due Nine Months or More
From Date of Issue

Prospectus Supplement

Merrill Lynch & Co.

Goldman, Sachs & Co.
Lehman Brothers
Banc of America Securities LLC
Morgan Stanley

December 22, 2006